AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) dated as of June 10, 2008, among Ferro Finance Corporation (the “Seller”), CAFCO, LLC (the “Investor”), Citibank, N.A., as a Bank (in such capacity, the “Bank”), Ferro Color & Glass Corporation, as an originator, Ferro Pfanstiehl Laboratories, Inc., as an originator, Ferro Corporation, as an originator (together with Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc., the “Originators”) and as collection agent, and Citicorp North America, Inc., as agent (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS.

(1) The Originators, the Collection Agent, the Seller, the Investor, the Bank and the Agent are parties to that certain Second Amended and Restated Receivables Purchase Agreement dated as of April 1, 2008, as heretofore amended (the “Agreement”). Capitalized terms not defined herein are used as defined in the Agreement.

(2) Prior to the date hereof, the Seller has requested that the Bank consent to the extension of the Commitment Termination Date, as contemplated by the definition of such term set forth in Section 1.01 of the Agreement.

(3) The parties hereto, pursuant to Section 10.01 of the Agreement, have agreed to amend the Agreement as set forth herein, and the Bank has agreed to consent to an extension of the Commitment Termination Date to the date set forth herein, in each case subject to the terms and conditions described herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Agreement. Upon effectiveness of this Amendment as provided in Section 2 below:

(a) Section 1.01 of the Agreement is amended by inserting the following definitions in the appropriate alphabetical order:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of an Investor that are the subject of this Agreement, the Asset Purchase Agreement or any other Transaction Document with all or any portion of the assets and liabilities of any Bank or the Agent or any of their affiliates as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation or release, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of the applicable Bank or the Agent or any of their affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.

“Group” means (a) with respect to CAFCO, Citibank, and CNAI, each of CAFCO, Citibank, CNAI and their respective Affiliates, (b) with respect to any Investor other than CAFCO, such Investor, each bank or other financial institution which sponsors or administers such Investor and their respective Affiliates, and (c) with respect to any Bank other than Citibank, such Bank, any Investor hereunder sponsored or administered by such Bank or its Affiliates and their respective Affiliates.

(b) The definition of “Assignee Rate” set forth in Section 1.01 of the Agreement is amended by deleting that part of such definition prior to clause (i) of such definition thereof and inserting in lieu thereof the following:

“Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the sum of the Eurodollar Rate for such Fixed Period plus 3.00% per annum; provided, however, that in case of:

(c) The definition of “Bank Commitment” in Section 1.01 of the Agreement is amended by deleting the amount “$100,000,000” therein and replacing it with the amount “$75,000,000”.

(d) The definition of “Commitment Termination Date” in Section 1.01 of the Agreement is amended by deleting the date “June 10, 2008” therein and replacing it with the date “June 2, 2009”.

(e) The definition of “Purchase Limit” in Section 1.01 of the Agreement is amended by deleting the amount “$100,000,000” therein and replacing it with the amount “$75,000,000”.

(f) Section 2.08(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) If CNAI, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) or the occurrence of any Accounting Based Consolidation Event (i) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment under the Transaction Documents or any Asset Purchase Agreement or the purchasing or maintaining the ownership of Receivable Interests, (ii) increases the cost of making or maintaining such commitment under the Transaction Documents or any Asset Purchase Agreement or purchasing or maintaining the ownership of Receivable Interests to any Affected Person or (iii) reduces the return of an Affected Person in connection with the Transaction Documents or any Asset Purchase Agreement, then, within 10 Business Days of demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent for the account of such Affected Person’s Group (as third-party beneficiaries), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person’s Group for the net amount of such increase in capital, increased cost and/or reduced return in light of such circumstances with respect to such Affected Person’s Group, such amount to be allocated among the members of such Affected Person’s Group as agreed among the members of such Affected Person’s Group. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall accompany or follow such demand within a reasonable period of time, and shall be conclusive and binding for all purposes, absent manifest error.

(g) Section 2.08 of the Agreement is hereby amended by inserting the following Section 2.08(c) immediately following Section 2.08(b):

(c) Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section 2.08 for any increased costs or reduced returns incurred more than 120 days prior to the date that such Affected Person notifies the Seller of the event or circumstance giving rise to such increased costs or reduced returns and of such Affected Person’s intention to claim compensation therefor, provided further that, if the event or circumstance giving rise to such increased costs or reduced returns is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2. Effectiveness. This Amendment shall become effective at such time as: (i) executed counterparts of this Amendment have been delivered by each party hereto to the other parties hereto, and (ii) a letter agreement amending that certain Amended Fee Agreement, dated as of June 5, 2007, between Seller and Agent, in form and substance satisfactory to the Agent, shall have become effective.

SECTION 3. Representations and Warranties. Each of the Seller and the Collection Agent makes each of the representations and warranties contained in Sections 4.01 and 4.02, respectively, of the Agreement (after giving effect to this Amendment), except to the extent that such representations and warranties speak specifically to an earlier date, in which case the Seller or Collection Agent, as applicable, represents and warrants that they shall have been true and correct on such date, and for the purpose of making such representations and warranties, (i) each reference in Section 4.01 to “the Transaction Documents” shall include this Amendment and (ii) each reference in Section 4.02 to “this Agreement” shall be deemed to be a reference to both the Agreement and this Amendment. Each of the Seller and the Collection Agent each further represents and warrants that no Event of Termination or Incipient Event of Termination exists under the Agreement (after giving effect to this Amendment.

SECTION 4. Confirmation of Agreement. Each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

SECTION 5. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Amendment and any other documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investors and the Banks with respect thereto and with respect to advising the Agent, the Investors and the Banks as to the rights and remedies of each under this Amendment, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Amendment and any other documents to be delivered hereunder.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FERRO CORPORATION

By:		/s/ John Bingle

	Name: Title:	John Bingle Treasurer

FERRO COLOR & GLASS CORPORATION

By:		/s/ John Bingle

	Name: Title:	John Bingle Treasurer

FERRO PFANSTIEHL LABORATORIES, INC.

By:		/s/ John Bingle

	Name: Title:	John Bingle Treasurer

FERRO FINANCE CORPORATION

By:		/s/ Karen Larsen

	Name: Title:	Karen Larsen Assistant Treasurer

CAFCO, LLC
By: Citicorp North America, Inc., as Attorney-in-Fact

By:	/s/ Junette M. Earl

	Name: Title:	Junette M. Earl Vice President

CITICORP NORTH AMERICA, INC., as Agent

By:		/s/ Junette M. Earl

	Name: Title:	Junette M. Earl Vice President

CITIBANK, N.A., as a Bank

By:		/s/ Junette M. Earl

	Name: Title:	Junette M. Earl Vice President